Exhibit 99.1

Liquidity Services, Inc. (NASDAQ: LQDT) Q3 2025 Earnings Call Transcript August 7, 2025 10:30 AM ET

Company Participants

Michael Patrick - VP & Controller
Bill Angrick - Chairman and Chief Executive Officer
Jorge Celaya - Executive Vice President and Chief Financial Officer

Conference Call Participants

Gary Prestopino - Barrington
George Sutton - Craig-Hallum

Operator

Welcome to the Liquidity Services, Inc. Third Quarter Fiscal Year 2025 Financial Results Conference Call.

[Operator Instructions]

I will now turn the call over to Michael Patrick, Liquidity Services' Vice President and Controller.

Michael Patrick

On the call today are Bill Angrick, our Chairman and Chief Executive Officer, and Jorge Celaya, our Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks. The following discussion and responses to your questions reflect management views as of today, August 7, 2025, and will include forward-looking statements. Actual results may vary materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today's call, please have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, management will discuss certain non-GAAP financial measures. In our press release and filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with their most comparable GAAP measures as available. Management also uses certain supplemental operating data as a measure of certain components of our operating performance, which we also believe is useful for management and investors.

This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results. At this time, I will turn the presentation over to our Chairman and CEO, Bill Angrick.

Bill Angrick

Good morning. And welcome to our Q3 earnings call. I'll review our Q3 performance and the progress of our business segments and next, Jorge Celaya, will provide more details on the quarter. Thanks to our team's focus during Q3, we delivered record GMV, strong adjusted EBITDA, and adjusted EPS growth. Our differentiated positioning as the leading circular economy e-commerce marketplace has helped us grow despite economic uncertainty related to tariff policies and higher interest rates.

The strength of our asset-light business model was on display as we generated operating cash flow during Q3 that exceeded our EBITDA. These strong results reflect the power of our leading technology-enabled marketplaces, growing buyer network, and disciplined execution to optimize recovery and operations in every segment of our business. Our strategic investments in software, platform innovation, marketing, and sales are enabling us to capture greater market share while enhancing the value we deliver to sellers and buyers. Our resilient, diversified business provides stability for our customers and investors amid ongoing economic uncertainty.

With our proven service offerings and continued investment in innovation, we are uniquely equipped to empower our buyers and sellers and drive sustainable long-term growth in the large and fragmented circular economy market. In line with our strategic plan, we continue to grow our volumes, buyer base, and recovery in key categories such as construction, trucks, vehicles, and consumer return goods. During Q3, we set new records in the number of sellers, assets listed, and bidders in these categories and now have over 5,900,000 registered buyers on our platform. Our strategy has allowed us to develop an attractive, diversified business.

We continue to drive adoption of our asset-light services in all segments and are transacting more than 80% of our total GMV under the consignment pricing model. Despite significant investment in our business expansion and product roadmap, we delivered 31% adjusted EBITDA margins as a percentage of direct profit during Q3. We also generated over $19 million of operating cash flow during the quarter and have a debt-free balance sheet with $167 million in cash with zero financial debt to execute our organic and M&A growth strategies. Now let's take a closer look at each segment.

Our GovDeals segment delivered a record GMV of $252 million, a record number of assets sold in a single quarter, and a record number of live vehicle listings. We continue to expand with existing and new accounts in key areas including New York, Florida, Texas, and California. Notable new account wins during the quarter include Fresno, California, Anaheim, California, Mesa, Arizona, King County, Washington, Fort Sill, Oklahoma, and York County, Virginia. We are also expanding our digital marketplace for real estate tax foreclosure sales in Florida, Louisiana, Wisconsin, and Oklahoma. We're also introducing new payment technology on our GovDeals marketplace in the US and Canada to increase payment options and improve efficiencies for buyers and our internal operations.

Our Capital Asset Group or CAG segment posted solid results during Q3 with double-digit organic growth in GMV and direct profit. The breadth of our CAG marketplace allowed it to grow despite the headwinds of tariff policies in the biopharma, semiconductor, and machine tools verticals in our marketplace. In fact, we grew the number of assets sold in our CAG segment year over year by 35%. Leading the charge was our heavy equipment category, which continued its rapid growth setting records for the number of unique sellers, repeat sellers, and completed transactions. GMV in our heavy equipment category during Q3 more than doubled year over year, and we continue to see a billion-dollar GMV opportunity in this category.

Our RSCG segment expanded relationships with sellers across product categories and geographies to drive double-digit year-over-year growth in direct profit during Q3. Our market share gains have focused on adding more lower-touch, higher-margin consignment relationships as we transition away from selected purchase model programs. We're currently in discussions with over 60 brands and manufacturers who are attracted to the high quality and reliability of our retail supply chain group software solutions and buyer network, which ensures that our retail clients benefit financially and operationally from our services.

For example, during Q3, we added several new clients, including a leading national sporting goods retailer, a global branded food manufacturer, a national leading furniture retailer, and a leading branded housewares manufacturer. In addition, we have expanded our RSCG sell-in-place software solution with leading international

e-commerce retailers to manage and sell their returned goods on our Liquidation.com online auction platform. To further optimize our market-leading recovery and expand our market share, we are establishing our online B2C auctions in Columbus, Ohio. This dedicated consumer-focused e-commerce experience will utilize the auction software of our software solutions business segment and will lay the foundation for a national direct-to-consumer auction platform.

Finally, our Machinio and Software Solutions business segment continues to grow its share and now has over 5,000 paying customers in over 100 countries, which rely on its dealer management and marketing solutions for used equipment sales. Our Machinio segment has ample opportunity to more than double its business by further penetrating its existing used equipment verticals and expanding with adjacent service providers who can also leverage Machinio's suite of marketing, lead generation, and website hosting tools to more efficiently manage their business. Our technology and product teams across Liquidity Services continue to integrate machine learning, data analytics, and AI-assisted tools into our marketplace platform. Over time, we will unlock more value for buyers and sellers through these investments.

With our strong financial foundation and strategic focus, we are well-positioned to seize emerging opportunities to drive profitable long-term growth even in uncertain times. I'll now turn it over to Jorge for more details on the quarter and our business outlook.

Jorge Celaya

Thank you, Bill, and good morning. We achieved a quarterly record for GMV and strong profitability while continuing to invest in technology and trusted service offerings. Our financial results underscore our focus on profitable growth through a diversified approach targeting sectors with long-term potential for growth.

For these first nine months of fiscal year 2025, we sustained growth and margins in line with our rule of 40 objectives, which measures the sum of direct profit growth and adjusted EBITDA margins as a percent of direct profit. This third quarter, for example, we exceeded our target and delivered 42%. With our fiscal fourth quarter guidance, we anticipate double-digit growth in adjusted EBITDA for the full year of 2025. We ended the quarter with $167 million in cash, cash equivalents, and short-term investments. We generated $19.3 million of cash from operations during the quarter. We continue to have zero debt and have $26 million of available borrowing capacity under our credit facility.

Comparing our consolidated results for 2025 to the same quarter last year, we grew GMV 9% to a record $413 million. Our revenue increased 28% to $119.9 million, consistent with the guidance we provided for our revenue to GMV ratio that reflected increased purchase transaction volumes in our RSCG segment for the third quarter. Our GAAP earnings per share increased 21% to $0.23 and 13% to $0.34 on a non-GAAP adjusted basis for the fiscal third quarter. Our non-GAAP adjusted EBITDA was $17 million for the fiscal third quarter, a 16% increase over the prior year, which represents a 31% adjusted EBITDA margin on the total of our segment's direct profit for the fiscal third quarter.

Specifically comparing segment results from 2025 to the same quarter last year, the GovDeals segment GMV was up 1%, revenue up 8%, and direct profit margin up 7%, each setting a new quarterly record. Our GovDeals segment fiscal third quarter is also the segment's traditional seasonally high quarter. During this quarter, we experienced slightly lower vehicle pricing than last year and lower take rate real estate sales, which had a disproportionate effect on GMV year over year. GovDeals continues to add new sellers and buyers and grow market share, including in new geographies with expanded services.

Our retail segment benefited fiscal third quarter from drop ship sales of incoming flows in a higher proportion compared to 2024, contributing to the record quarterly segment direct profit. Our retail segment was up 30% on GMV and 39% on revenue year over year. Given this year's high mix of purchase flows during the first nine months of fiscal year 2025, retail segment direct profit grew 12% compared to last year's fiscal third quarter. The segment's direct profit quarterly record of $19.4 million reflects the higher proportion of drop ship flows resulting in lower transportation and storage costs and improved operational efficiencies in marketplace transaction processes.

Our capital assets or CAG segment was up 12% on GMV, up 6% on revenue, and up 14% on segment direct profit led by more than doubling year-over-year growth in heavy equipment asset sales as our client-centric flexible auction events continue to attract and retain higher volume recurring sellers. Certain industrial categories within our CAG segment, including in our international market, have been experiencing tempered activity due to economic and tariff-related supply chain uncertainty.

Our Machinio and Software Solutions businesses in total increased revenue by 27% and segment direct profit by 23%, including the acquisition of Auction Software. Moving on to our fiscal fourth quarter outlook.

We expect to complete our fiscal full year 2025 with double-digit annual growth across our key metrics. For the fiscal fourth quarter, our GovDeals segment will be moving out of its seasonally high fiscal third quarter with record GMV, yet is still expected to continue its year-over-year growth trajectory. We anticipate our capital asset segment momentum in the heavy equipment asset category to continue to drive year-over-year growth. Despite the macroeconomic headwinds throughout 2025 in select industries and markets, CAG's industrial categories are currently projected to have more volume in completed auctions compared to the fiscal fourth quarter of last year. Machinio and our newly established software solutions business are also expected to grow year over year.

We anticipate several factors to be reflected in our Retail segment's fiscal fourth quarter coming off its record third quarter. We expect a shift to less purchase volume flows and while purchase price increases for select ongoing programs may affect results, we are simultaneously implementing enhancements for operating leverage in our retail operations and investing and expanding further our direct-to-consumer online auction channel powered by our software solutions technology. The outlook for the RSCG segment compared to its strong fourth quarter last year is therefore tempered. On a consolidated basis, consignment GMV is expected to be in the low eighties as a percent of total GMV.

Consolidated revenue as a percent of GMV is expected to be slightly below 30% and the total of our segment direct profits as a percent of consolidated revenue is expected to again be in the mid-40% range. These ratios can vary based on our overall business mix, including pricing models and asset categories in any given period. Management guidance for 2025 as described in our earnings release is as follows. We expect GMV in the range of $355 million to $390 million. GAAP net income is expected in the range of $5 million to $8 million with corresponding GAAP diluted earnings per share ranging from $0.15 to $0.25 a share.

Our non-GAAP adjusted diluted earnings per share, is estimated in the range of $0.24 to $0.34 per share. We estimate non-GAAP adjusted EBITDA to range from $30 million to $60 million. The GAAP and non-GAAP EPS guidance assumes that we have approximately 32.5 million to 33 million fully diluted weighted average shares outstanding for 2025. Thank you. We'll now take your questions.

Operator

Thank you. We will now begin the question and answer session. If you have a question, please press 1 on your telephone keypad. If you wish to be removed from the queue, press 1 again. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers. George Sutton, from Craig Hallum is on the line with a question.

George Sutton

Bill, I wonder if you could discuss the tariff impacts. On one hand, in the U.S., we would expect some benefits as certain things were not being shipped. Given the tariff concerns, you also mentioned tempered international activity from tariffs. I just want to make sure we understood the puts and takes there.

Bill Angrick

Sure. Regarding international activity, daily or weekly changing commentary in international markets may require buyers to hit the pause button to assess the total landed cost of used equipment in verticals such as biopharma, semiconductor, and some machine tool categories. Those assets will trade, and it's just a question of timing. We noted that delays were directly correlated with evolving negotiations across Asia, India, and certain pockets of the EU. On the other hand, we are a go-to marketplace with on-demand product that's not being subject to tariffs. All the used equipment in North America, for the most part, is moving on course and speed as we normally have.

There were a few blips in Canada, but it seemed to have normalized. For us, I think a key headline is vehicle prices. Used vehicle prices have been soft, yet we're getting record assets listed on the marketplace and sold on the marketplace. When those prices normalize, GovDeals, for example, would be more close to double-digit organic growth. We're doing a fantastic job reeling in clients as well as on the CAG segment. I noted CAG had the number of assets sold year over year increased by 35%.

So I think there's a little bit of headwind, George, with some softer prices or delays in some of the assets due to tariffs, but we're really happy with the variables we can control, which are the number of assets listed and sold, the number of clients that are active on the marketplace, and the business development pipeline.

George Sutton

Understand. Thank you. You mentioned starting an e-commerce program in Columbus and something that you ultimately would build to a national program. That's encouraging. I'm just curious if you can give us a little more detail there.

Bill Angrick

Yeah. Sure. We made an acquisition of Auction Software in January, and one of the strategic pillars of that was the ability to utilize their auction technology and functionality for a consumer experience. We've traditionally been a B2B company, with a lot of business rules around knowing our buyer customer and quarantines and deposits. We know there's a huge opportunity selling value-priced goods to consumers and consumers have quickly and easily accessed products, paid for the product. We're piloting a consumer auction experience in the Columbus, Ohio market. Why Columbus? It's a very dense population for the demographic profile of people that are interested in value-priced goods and the treasure hunt experience.

We'll be able to control the flows of goods there to confirm recovery rates. With the rollout of the software and a brand that will be announced later in the quarter, we'll have a great validation that this is something that can expand throughout the U.S. Again, it's an online consumer auction experience and brand leveraging Auction Software technology. With nodes of where people can pick up goods, so the consumer buyer, the winner of an auction, would collect the goods in a node in Columbus to start. We will not be doing any heavy touch traditional retail work at that location.

It's really an opportunity to make it more convenient for consumers, some of which are very interested in serial buyers of housewares, consumer electronics, apparel, fitness equipment, to pick up those goods in the market. Then you have a viral aspect to introducing these to different metros. We have a number of buyers on our Liquidation.com platform. These are business buyers that have an appetite to replicate this type of model by reselling the goods they acquire through our B2B channel. So I think there's an opportunity to proliferate the consumer auction platform directly and through affiliate partners.

I won't call it a franchise network, but we would be selling the software and the playbook for individual businesses to run different parts of the country, and we'll license that software and collect a fee stream associated with that.

George Sutton

Great. One other question, kind of more a point of clarity. Obviously, we love the consignment model, and you are suggesting you are turning off certain purchase flows. Just curious how you go through the process of turning those flows off. What sort of timing is behind this? And how just kind of walk through how you're orchestrating that.

Bill Angrick

Sure. Well, like any business, we do periodic business reviews of everything, including anything related to putting our commitments forward on rate cards. The purchase model implies there's a rate card that we provide that ensures value in exchange for LSI and our clients. If those rates are not accepted, or we believe those rates need to be revisited, we reallocate our resources, George, to other higher-margin activities, and consignment is one of those activities. That's a normal rotation and management of our portfolio. We see a lot of opportunity with sell-in-place clients, which we noted, you know, their number that we've introduced in the last few quarters, and there's a lot of interest in the pipeline.

So that's a value in exchange discussion internally and to some extent with external clients. We want to make sure that we're doing a good job for our shareholders. We're doing a good job for our internal resources, which have opportunity costs. So if we're going to do anything, allocate IT resources, allocate marketing resources, allocate logistics support, we want to make sure we're doing that optimally over the course of time.

George Sutton

Understand. Perfect. Appreciate the answers.

Operator

Gary Prestopino from Barrington is on the line with a question.

Gary Prestopino

Bill, Jorge, how are you? Good morning. Bill, it sounds like you really had, from some of what you were about, a banner year and a banner quarter, I should say, of new business development. In general, when you cite, like, some of these wins in GovDeals and all that, when do they start coming into the mix? Is that something that you can immediately win it in Q3, it's going to immediately start impacting Q4? Or is there a lag there?

Bill Angrick

Depending upon who the client is and the breadth of what they want to do, there can be a lag anywhere from a few months to four or five months. But what's important is a lot of this NBD is showing up right now, especially in the heavy equipment vertical. We've continually broken sort of new watermark highs in recurring sellers, assets sold, and I commented that we've doubled the GMV transacted year over year in that vertical, so we're very pleased with that. I've outlined a number of territories that we're expanding in GovDeals. Western United States, down to Florida, Louisiana, Texas. In some cases, these municipal clients are working with online channels for the very first time.

That's why there might be a little bit of a lag, Gary, in setting things up. But you'll see more vehicles flowing from places like New York City, Buffalo, New York, general services out of Albany, New York, as you move through the remainder of calendar 2025. One of the officials from the state of New York had a very nice unsolicited semi-press release on LinkedIn talking about how they were embracing GovDeals and moving their process online for the very first time. So we're really permanently shifting this industry, this market to online, and that's where we really make, I think, a lot of imprint and thought leadership and allow us to fully realize the growth potential.

We see up to $10 billion GMV TAM in the public sector, combining the personal property sales and the real estate sales, and we have tremendous momentum there.

Gary Prestopino

Okay. And then just getting back to what you're doing in Columbus, Ohio. Is this the first foray into that B2C?

Bill Angrick

Correct. This would be the first deployment of our consumer auction software through the acquisition of the business called Auction Software. It allows us to create a vibrant direct-to-consumer channel, which is appropriate for a segment of our return goods flows.

Gary Prestopino

Is this going to be more or less targeted to somewhat specialty items, like, say, wine, or is it something you can cross-pollinate with your retail business that you have right now where you're kind of selling more in bulk to power buyers?

Bill Angrick

Yeah. It cross-pollinates nicely with a range of products that have a higher retail value per unit and have relatively good condition characteristics. The testing shows that it's accretive to our direct profit and EBITDA margins by presenting these items in a scalable consumer auction online channel to the direct user and removing a leg of transportation in the process. So we'll see accretive results by nurturing this direct-to-consumer channel. As I mentioned earlier, this software platform is essentially a D2C business in a box that many of our resell customers on the wholesale side would be eager to license from us.

Let's say someone's in El Paso, Texas, and they've been doing retail for thirty years and they want to make an expansion into return goods flows. We can give them the software and the product flows to set up an operation there. We'll take back a license fee or revenue share and proliferate our software business. It's setting the terms of how to develop a national return goods marketplace for consumers leveraging our software and aggregating a number of parties that can resell goods to consumers on that marketplace.

Gary Prestopino

Okay. So if I'm reading this right, you're dealing with an individual retailer on this? Or I'm just trying to understand what you're doing here. Because, I mean, it would seem to me unless Auction Software had a pretty large customer base, you've really got to develop a buyer base here. You would have the seller base that you can cross-pollinate. But is that the case?

Bill Angrick

Yeah. We expect that in each market where this is introduced, we will acquire customers through a very proven list of marketing tactics. There are a number of affinity groups on Facebook and Craigslist and TikTok where value-priced goods are identified by consumers, and there's a big appetite for that. So there is a modest digital marketing set of actions that will introduce our direct-to-consumer products to consumers in the territory of Columbus, Ohio, noting that this isn't a first-of-its-kind type of idea. There are many people who've executed on that type of strategy. So it's a relatively modest go-to-market investment.

What we've seen is a combination of individual consumers that want one item for their son or daughter's college dorm room or their outdoor patio or their home fitness center or their media at-home entertainment console. We sell things at compelling prices to allow them to do that. Some of them become quite entranced with repeat buying, and that allows the business to scale quite well. We're not looking to do $100 million of GMV in Columbus. We'll make a really good incremental margin in that $5 to $10 million GMV range for our first pilot, that's per year.

More importantly, validate for many others who have asked us, who have approached us, "Can I use your auction software to build my business in different parts of the country?" We'll be able to give them the data that shows how much money they can make selling through this platform from our work in Columbus.

Gary Prestopino

Okay. Thank you.

Operator

We have no further questions at this time. This concludes today's call. Thank you all for joining, and you may now disconnect.